EXHIBIT 10.1

PURCHASE AGREEMENT

This Purchase Agreement is made as of the 1st day of June, 2001 (the “Agreement”), by and between The Lottery Channel, Inc., a Delaware Corporation, located at 425 Walnut Street, Suite 2300, Cincinnati, Ohio, 45202, (“PURCHASER”); Nielsen Enterprises, LLC, a Virginia limited liability company, and cards.com, LLP, both located at 13903 Shadow Fox Court, Gainesville, Virginia, 20155 (“SELLER”).

RECITALS

WHEREAS, SELLER wishes to sell, and PURCHASER wishes to purchase, the Internet domain name www.cards.com registered in the name of cards.com, LLP and certain other assets transferred to SELLER by cards.com, LLP and used, useful or intended to be used in the operation of the business based on that domain name, and to secure an assignment of certain agreements, trademarks and copyrights used or usable in the conduct of the business.

AGREEMENT

THEREFORE, in consideration of the mutual promises and covenants contained in this

Agreement, the parties, intending to be legally bound, agree as follows:

1.

Business to Be Conveyed. SELLER shall sell, transfer and assign to PURCHASER, and PURCHASER shall purchase, acquire and accept from SELLER, all right, title and interest of SELLER in and to the domain name www.cards.com, (the “Domain Name”), together with any other intangible assets and the goodwill of the business connected with and symbolized by the Domain Name, including the trademark and the service mark “cards.com” (including dissolution of cards.com, LLP) and any intellectual property rights relating thereto (to the extent any such trademark, service mark, or intellectual property rights exist) (collectively, the “Business”); provided, however, that the transfer and assignment of the Domain Name shall be subject to the terms of the Domain Name Escrow Agreement dated as of July 1, 2001 between the parties (the “Escrow Agreement”).

2.

Representations and Warranties.

2.1

SELLER warrants and represents to PURCHASER as follows:

2.1.1

SELLER is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia;

2.1.2

all necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactionscontemplated hereby has been taken by SELLER,

2.1.3

this Agreement has been duly executed and delivered by SELLER, and constitutes the valid and binding obligation of SELLER, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting the enforcement of creditor’s rights, by equitable limitations, and by other laws of general application relating to general equitable principles;

2.1.4

SELLER has unencumbered rights in the Business, including the Domain Name; SELLER properly registered the Domain Name without committing fraud or misrepresentation; and, to the best of SELLER’s knowledge, the Domain Name does not infringe the rights of any third party;

2.1.5

SELLER will not use, register, re-register or attempt to use identical or confusingly similar names to the Domain Name; and

2.1.6

SELLER. if it acquires rights to other URLs that are foreign language versions of the Domain Name, must link such URLs directly to the Domain Name for as long as this Agreement is in effect.

2.2

PURCHASER represents and warrants to SELLER as follows:

2.2.1

PURCHASER is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio;

2.2.2

all necessary corporate action to duly approve the execution, delivery and performance of this Agreement and the consummation of the transactionscontemplated hereby has been taken by PURCHASER; and

2.2.3

this Agreement has been duly executed and delivered by PURCHASER, and constitutes a valid and binding obligation of PURCHASER, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting the enforcement of creditor’s rights, by equitable limitations, and by other laws of general application relating to general equitable principles.

3.

Purchase Price; Method of Payment.

3.1

Purchase Price. The aggregate purchase price to be paid by PURCHASER to SELLER shall be $480,000, payable in accordance with Sections 3.2 and 13 below, and a profit share in accordance with Section 3.3 below.

3.2

Method of Payment. The purchase price of the Business (the “Purchase Price”) shall be payable as follows:

3.2.1

$60,000 per year for the 6rst three years from the Closing Date, payable in cash in twelve quarterly installments of $15,000 on the last day of each quarter, commencing on September 30, 2001, and every December 31, March 31, and June 30, and September 30.

3.2.2

$75,000 per year for the fourth and fifth years from the Closing Dale, payable in cash in eight quarterly installments of $18,750 on the last day of each quarter commencing on September 30, 2004, and thereafter same payment dates as provided in the preceding subsection; and

3.2.3

single payment of $150,000, payable on June 30, 2004; provided that SELLER, in its discretion, shall have the right to receive the payments set forth in Sections 3.2.2 and 3.2.3 above in the form of stock of PURCHASER pursuant to Section 5 below.

3.3

Profit Share. Commencing at Closing, PURCHASER shall pay SELLER 2% of the net after—tax profits that PURCHASER receives from the Domain Name web site (the “Profit Share”) determined in accordance with generally accepted accounting principles.

3.3.1

PURCHASER shall provide SELLER a financial accounting and payment for the estimated Profit Share for the preceding quarter within 90 days from the end of each calendar quarter, with a final reconciliation of the preceding year’s Profit Share to be provided based on PURCHASER’s year-end financial statements, when available.

3.4

Place of Payment. PURCHASER shall make all payments or deliveries of stock certificates, if any, at the offices of SELLER. or its agent.

4.

Continuing Assistance. For six (6) months following the Closing, SELLER agrees to provide PURCHASER with up to 8 hours per week to assist in the transfer of the Business, including but not limited to the Domain Name to PURCHASER.

5.

Stock Option. To exercise its right to acquire shares of the stock of PURCHASER, SELLER shall inform PURCHASER in writing of its intention to exercise its option thirty (30) days in advance a payment date (the “Exercise Date”). Upon receipt of such notice, PURCHASER shall take the following steps to determine the Purchase Price for the shares as of the Exercise Date as follows: (a), in the event PURCHASER’s stock is not publicly traded, PURCHASER shall forward to SELLER its current valuation per share prepared by a nationally recognized accounting firm or appraisal firm, together with a certification by PURCHASER’s chief financial officer that there has been no material adverse change in the financial condition of PURCHASER since the date of such valuation, and SELLER shall review the valuation and determine at least ten (10) days before the Exercise Date whether to accept payment in shares or cash; or (b), if PURCHASER is then publicly traded, the purchase price per share shall be the average closing price for the three trading days immediately prior to the Exercise Date.

6.

Conditions to Parties’ Obligation to Close.

6.1

Conditions to PURCHASER’S Obligation to Close. PURCHASER’s obligation to consummate the transactions contemplated by this Agreement as the Closing arc subject to the following conditions:

6.1.1

Transfer of Domain Name Control SELLER shall have delivered to PURCHASER all documents necessary to cause the Domain Name and the management, supervision, and control thereof, to be transferred from SELLER to PURCHASER, subject to the provisions of the Escrow Agreement. Such documents shall contain no omissions and shall be fully executed by authorized officers of SELLER, such that the only remaining step to be taken by PURCHASER to accomplish the transfer of the management, supervision and control of the Domain Name from SELLER to PURCHASER is PURCHASER’s filing of such documents with the appropriate third parties.

6.1.2

Representations, Warranties and Covenants. The obligations of SELLER required to be performed by SELLER hereunder at or prior to the date of Closing shall have been performed and complied with in all material respects, and the representations and warranties of SELLER set forth in this Agreement shall be true and correct in all respects as of the date of Closing as though made on and as of the date of Closing.

6.1.3

Maintenance of Web Site. SELLER shall have made the existing links of the Domain Name web site functional and current.

6.1.4

Documentation. As soon as practicable after Closing, SELLER shall expend all reasonable efforts to provide PURCHASER with documentation that contains all the information required to effectively manage and operate the Domain Name web site. This information must include a detailed by account 2000 and 2001 income and expense statement broken out by month and a complete list of all accounts fur the past year (detailed by contacts, addresses, addresses and financials).

6.2

Conditions to SELLER’S Obligation to Close. SELLER’s obligations to consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions:

6.2.1

Representations, Warranties and Covenants. The obligations of PURCHASER required to be performed by PURCHASER hereunder at or prior to the date of Closing shall have been performed and complied with in all material respects, and the representations and warranties of PURCHASER set forth in this Agreement shall be true and correct in all respects as of the date of Closing as though made on and as of the date of Closing.

7.

Closing: Allocation of Income. After satisfactory completion of the enumerated conditions above, the Closing shall take place on June 13, 2001. SELLER shall have the right to receive all income from the Domain Name until June 30, 2001.

8.

Breach or Default. in the event either party is in material breach or default of the terms of this Agreement and such breach or default continues for a period of 30 days, the party not in breach shall provide written notice to the other party detailing the breach and shall provide 30 days from notice to cure the breach; provided, however, that a failure by PURCHASER to make a quarterly payment or the $150,000 lump sum payment on the date such payment is due and owing shall constitute a material default curable, with no notice, solely within a period of fifteen (15) days. The party not in breach or default shall have the right to terminate this Agreement without any charge, obligation or liability if the breach is not cured within the cure period. The party not in breach or default shall provide full cooperation to the other party in every reasonable way to facilitate the remedy of the breach or default hereunder within the applicable cure period. The 30 day cure period, except in the case of a failure to make payment when due and owing, may be extended for a 60 day period of time provided that the party in breach or default is proceeding diligently and in good faith to effectuate a cure.

9.

Reversion of Domain Name to SELLER. The Domain Name shall he transferred back to SELLER by the Escrow Agent in accordance with the terms of the Escrow Agreement, upon the occurrence of the following:

9.1

Termination of this Agreement pursuant to Section 8 above; or

9.2

PURCHASER’s bankruptcy, insolvency or reorganization, provided that SELLER shall retain all of its rights under applicable provisions of the U.S. Bankruptcy Code

10.

Expenses. Each party to this Agreement shall bear all of its expenses incurred in the performance hereof; regardless of whether the transactions contemplated herein are consummated.

11.

Cooperation The parties agree that after Closing they shall provide reasonable cooperation with respect to the matters that are subject to this Agreement. SELLER shall execute and deliver such other assignments, bills of sale or instruments of conveyance, and certificates of officers as reasonably may be requested by PURCHASER to consummate this Agreement and the transactions contemplated hereby, including without limitation the release of the Domain Name to the Escrow Agent and registration in the name of The Escrow Agent, in accordance with the Escrow Agreement. Parties shall cooperate in collecting and transferring to the proper party all income received after the closing.

12.

Confidentiality. The parties shall not disclose the provisions contained herein or the identity of the parties to this Agreement to any third patties (other than as may be required by law, in connection with legal or administrative proceedings, or to attorneys, accountants, and consultants they may have retained to represent them in connection herewith), and this provision shall survive the Closing. The parties shall agree with each other as to the form and substance of any press release relating to this Agreement or the transactions contemplated by this Agreement.

13.

Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Ohio.

14.

Indemnity. Each party hereto will indemnify, defend and hold harmless the other party hereto from and against losses incurred through claims of third persons or arising from breach by any party hereto of such party’s representations, warranties or covenants, contained in this Agreement, except to the extent caused by its own negligence or wrongful conduct.

15.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties as of the execution date at such time as all the signatories hereto have signed a counterpart of this Agreement. This Agreement may be executed by facsimile followed by the exchange of original executed signature pages.

16.

Notices. Any notices required or permitted to be given hereunder by either party to the other shall be given in writing: by personal delivery, signature of acceptance required; or sent by a nationally recognized overnight delivery company, signature of acceptance required, addressed to the parties as follows (or to such other addresses as the patties may request in writing by notice given pursuant to this section):

TO: PURCHASER

TO: SELLER

Roger W. Ach II

Michael Nielsen

The Lottery Channel, Inc.

13903 Shadow Fox Court

425 Walnut Street, Suite 2300

Gainesville, Virginia 20155

Cincinnati, Ohio 45202

WITH A COPY TO:

John H. More, Esq.

Rogers & More, PLLC

151011 Street, N.W.

Suite 950

Washington DC 20005

17.

Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement, and it supersedes all other prior and contemporary agreements, understandings, and commitments between the parties with respect to the subject matter of this Agreement

18.

Successors and Assigns. This Agreement is binding on and shall inure to the benefit of the respective successors of the parties.

19.

Assignment. This Agreement may not be assigned by either party except with the prior written consent of the other party, which consent shall not be unreasonably withheld, and the written agreement by the assignee to all the terms and conditions of this Agreement - Prior written consent to such assignment shall not release a party from its obligations and liabilities under this Agreement.

IN WITNESS WHEREOF, the panics hereto have executed and delivered this Agreement on the dates written below:

The Lottery Channel, Inc.

Nielsen Enterprises LLC

cards.com, LLP

/s/Roger W. Ach II

/s/Angela Nielsen

Roger W. Ach II

Angela Nielsen

President

June 29, 2001

June 30, 2001

Date

Date

/s/Michael Nielsen

Michael Nielsen

June 30, 2001

Date